Exhibit 10.08

HEIDRICK & STRUGGLES

Consultants in Executive Search

May 27, 1997

Mr. L. Kevin Kelly

Homat Green Hill #120

4-2-8 Shibuya, Shibuya-ku

Tokyo, Japan

Dear Kevin:

Thank you for taking the time with our key partners. We are very much looking forward to having you as a member of the H&S family worldwide. Based on the parameters we discussed previously, we are pleased to confirm Heidrick & Struggles Japan Co. Ltd.’s offer of employment to you and want to set forth our agreement, which is as follows:

1.	Employment:

You will join our Tokyo, Japan, branch office (“Company”) on July 15th, 1997, with the title of Partner to perform the duties of an executive search consultant as you have agreed to perform those duties for us. You will report to the Tokyo Office Managing Partner with the understanding that we may change this at any time. As an executive search Partner, the Company will expect you to achieve an acceptable level of Fee and Source of Business Credits after a reasonable break-in period. Based on your level of experience, we expect that your Fee and Source of Business Credits (Execution Fee plus Business Development) will be at least ¥150,000,000 for our fiscal year ending September 30th, 1998, and ¥170,000,000 for our fiscal year ending September 30th, 1999, with the following year’s figures exceeding the foregoing after inflation.

2.	Probationary Period:

As is customary in Japan, you shall serve a six-month probationary period from the effective date of employment. During this probationary period we shall determine if you are suitable for the duties referred to in Item 1 above. Should we determine, during this period, that you are, for any reason, unsuitable for the position, we may terminate this agreement and your employment with the company with no liability whatsoever. Along the same lines, you may decide that H&S does not offer you the type of employment that you are comfortable with.

3.	Compensation:

Your compensation will consist of Items 4 through 8 below.

Kasurnigaseki Building Suite 3118 3-2-5 Kasurnigaseki Chiyoda-ka Tokyo 100 Phone: 03-3500-5310 FAX: 03-3500-5350

Heidrick & Struggles Japan. Ltd. Offices in Principal Cities of the World

L. Kevin Kelly

May 28, 1997

4.	Wages (Base):

Your monthly base salary will be ¥1,330,000 (¥15,960,000 annually). Your position with the Company is an exempt position and does not qualify for overtime pay. The monthly base salary will be paid on the 24th of each month. We may revise your monthly salary, taking into consideration your work performance and ability. Currently, salaries are reviewed in November of each year; therefore your first salary review will be in November, 1998.

5.	Housing Allowance and Home Leave:

You will receive ¥650,000 per month as housing allowance. This amount will be paid at the time you move in one year from now*. You are also entitled to one home leave per year. We will cover the cost of airline tickets for you and your family one time per year.

*	This could be sooner depending your circumstances.

6.	Local District Tax (Tokyo Ward):

Your Tokyo Ward taxes will be paid by H&S for the tax year of 1997, beginning July 15th, 1997 and thereafter.

7.	Discretionary Bonus:

You will be eligible for an annual Partner’s Incentive Bonus for our fiscal year ending September 30th, 1997, and you will be paid in December of that year. Currently these types of bonuses are discretionary and are not earned until declared by the Board of Directors or the Executive Committee of the Board of Directors. Further, all discretionary and incentive bonuses are paid only if you are in our employ on the bonus payment dates. A Partner Incentive Bonus is calculated based on performance and guided by a published formula. However, we will guarantee a minimum bonus of ¥25,000,000 for the fiscal year ending in 1998. As agreed, there will be no guaranteed bonus for the 1997 fiscal year. When the guarantee expires, your bonus will be calculated based on the formula and paid to you in full. This calculation will include your base salary, housing allowance and district tax as the base line.

8.	Commuting Allowance:

We will pay your commuting expenses in full. This amount will be added to your regular monthly salary. We are currently not encouraging the use of a private car as a method of commuting. In the future, we may re-examine this commuting method.

HEIDRICK & STRUGGLES

Consultants in Executive Search

L. Kevin Kelly

May 28, 1997

9.	Retirement Plan:

As we discussed, H&S Japan Co. Ltd. may establish a retirement plan in 1997 for its employees after studying other professional firms’ retirement programs in Japan.

10.	Work Hours:

Your regular work hours will be between 9:00 a.m. and 5:00 p.m. We may change the regular work hours from time to time depending on business circumstances.

11.	Holidays and Paid Vacations:

Holidays and paid vacations shall be in accordance with company policy.

12.	Confidentiality Agreement:

Three copies of an agreement relating to trade secrets, confidential information, clients, et cetera, are enclosed. We ask all of our employees to sign this agreement. Please review and sign all three copies and return two of them to us for processing.

13.	Rules of Employment:

The terms and conditions of your employment shall be governed by the provisions, provided, however, that if in the future we establish any Rules of Employment, any conflicting terms and conditions of employment shall be governed by the Rules of Employment.

14.	No Conflicting Agreement:

As you have advised us, you have not and will not sign any agreement that will, in any way, affect your joining our firm or the performance of your work for us. However, as you have informed us, we understand that there may be some minor exceptions.

15.	Entire Agreement and Amendment:

This agreement contains our entire understanding and can be amended only in the form of a written amendment signed by you and either the President or Treasurer of the Company.

HEIDRICK & STRUGGLES

Consultants in Executive Search

L. Kevin Kelly

May 28, 1997

Please confirm your acceptance of this employment agreement by signing and returning to me the enclosed copy of this letter, together with the agreement referred to in item 12 above. We are all looking forward to working with you to build solid worldwide and Japan Financial practices.

Sincerely,

/s/ Koichi “Kris” Fukuda
Koichi “Kris” Fukuda
Managing Partner

cc:	Mr. Tom Friel	phone 415-234-1500	fax 415-854-4191
	Mr. Rick Nelson	phone 312-496-1795	fax 312-496-1290

I accept the above position and agree to the above terms.

/s/ L. Kevin Kelly	5-27-97
L. Kevin Kelly	Date

Addendum:

1. Moving Expenses will be paid for by H.S.

2. Premium for Medical / Dental Insurance will be paid by H.S.

3. Tax preparation by A.A. will be paid by H.S.

4. Continuing Membership at American Club.

5. Home Trip back to the U.S. (one-way) in case of termination.

HEIDRICK & STRUGGLES

Consultants in Executive Search